Exhibit 15
May 12, 2006
To the Board of Directors and Shareowners of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements No. 333-46904, 333-73856, 333-121482, 333-122714 and 333-128116 on Form S-8 for the registration of shares of its common stock of our report dated May 12, 2006 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. as of and for the three-month period ended March 31, 2006 that are included in its Form 10-Q for the quarter ended March 31, 2006.
/s/ Ernst & Young LLP